UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 17, 2011	000-51068
Date of Report (Date of earliest event reported)	Commission File Number

YUKON GOLD CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2243048
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

1226 White Oaks Blvd.
Suite 10A
Oakville, ON L6H 2B9, Canada
(Address of Principal Executive Offices) (Zip Code)

(905) 845-1073
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 17, 2011, Howard Barth of Richmond Hill, Ontario, was appointed to fill a vacancy on the Board of Directors of Yukon Gold Corporation, Inc. (the “Company”). Mr. Barth has operated his own public accounting firm in Toronto since 1985 and has over 30 years experience as a public accountant serving a wide variety of clientele. He serves as a Director for Offshore Petroleum Corp. He also serves as a Director and Chairman of the Audit Committee for China Auto Logistics Inc. (a Nasdaq listed company) and Guanwei Recycling Corp. (a Nasdaq listed company). Previously, he has served as a Director and Chairman of the Audit Committee for Nuinsco Resources Limited (a TSX listed company), Orsus Xelent Technologies Inc. ( an Amex listed company) and as a Director and a member of the Audit Committee for Yukon Gold Corporation, Inc. (at the time, dual listed on the OTCBB and TSX), and as a director of Uranium Hunter Corporation (an OTCBB listed company). Mr. Barth is a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants.

Effective March 21, 2011, Douglas Oliver resigned as President and CEO and as a Director of the Company, due to other obligations. There were no material disagreements between Mr. Oliver, the Company or its Board with respect to its operations or public disclosures.

Effective March 21, 2011, Charles W. Reed resigned as a Director of the Company, due to another full time commitment. There were no material disagreements between Mr. Reed, the Company or its Board with respect to its operations or public disclosures.

Following the above resignations, the Board of Directors appointed J.L. Guerra, Jr. as the President and Chief Executive Officer of the Company. Mr. Guerra was the Company’s President and Chief Executive Officer from December 12, 2008 to September 28, 2009.

Item 9	Exhibits.

99.1	Resignation letter of Douglas Oliver dated March 21, 2011
99.2	Resignation letter of Charles William Reed dated March 21, 2011

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKON GOLD CORPORATION, INC.

Date: March 22, 2011	By:/s/ Kathy Chapman
Name: Kathy Chapman, Corporate Secretary